Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2021

Keene, N.H.  January 29, 2021 -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.04 per unit for the first quarter of fiscal 2021, payable on February 24, 2021 to owners of record on February 12, 2021. Natural gas sold during the fourth calendar quarter of 2020 is the primary source of royalty income on which the February 2021 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.04 per unit is 50.00%, or $0.04 per unit, lower than the distribution of $0.08 per unit for the first quarter of fiscal 2020. For the quarter ending January 31, 2021, the combination of lower gas sales and gas prices as well as negative royalty adjustments totaling $538,651 from the prior quarter resulted in the lower distribution. The complete shutdown of Grossenkneten from September 8 to October 13, 2020 in combination with the continuing impact of COVID-19 on gas sales contributed to the decline in royalties.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the fourth calendar quarters of 2020 and 2019. Further details will be included in the earnings press release scheduled for publication on or about February 12, 2021.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	4th Calendar Quarter Ended 12/31/2020	4th Calendar Quarter Ended 12/31/2019	Percentage Change
Gas Sales (Bcf) [1]	3.222	4.884	-34.03%
Gas Prices[2] (Ecents/Kwh)[3]	1.1935	1.3550	-11.92%
Average Exchange Rates[4]	1.2116	1.1105	+9.10%
Gas Royalties	$532,128	$843,908	-36.94%
OEG Agreement
Gas Sales (Bcf)	11.622	16.026	-27.48%
Gas Prices (Ecents/Kwh)	1.2171	1.3818	-11.92%
Average Exchange Rates	1.2123	1.1115	+9.07%
Gas Royalties	$160,621	$332,242	-51.66%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from August-October period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution, which includes the February 2021 distribution and the three prior quarterly distributions, is $0.28 per unit. This 12-month cumulative distribution is 58.82% or $0.40 per unit lower than the prior cumulative 12-month distribution of $0.68 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.